EXHIBIT 99.1



Media Contact:                        Doug Kline
                                      (877) 866-2066
                                      www.sempra.com

Investor Relations Contact:           Clem Teng
                                      (877) 736-7727


       SEMPRA ENERGY FIRST-QUARTER EARNINGS RISE 14 PERCENT


     SAN DIEGO, April 27, 2000 - Based on increased profits at its energy trading and international units, Sempra Energy (NYSE: SRE) today reported unaudited consolidated net income of $113 million, or 49 cents per diluted share of common stock, for the first quarter of 2000, up 14 percent over last year's first-quarter net income of $99 million, or 42 cents per diluted share.
     First-quarter revenues for Sempra Energy increased 25 percent to $1.5 billion in 2000 from $1.2 billion in 1999.
     "Our first-quarter results demonstrate that we are progressing well in delivering compound earnings-per-share growth of 8 percent to 10 percent over the next three years and deriving one-third of our earnings from our unregulated businesses by 2003," said Richard D. Farman, chairman and chief executive officer of Sempra Energy.
     "As we announced last month, we are concentrating on growth in six business lines: regulated energy delivery services; energy trading; international energy transmission and distribution; competitive retail energy services for the commercial, industrial and residential markets; wholesale electric generation; and technology ventures," Farman said. "We are implementing a focused, integrated business strategy to capitalize on opportunities in the $160 billion retail energy services marketplace."
-more-

     "Our trading and international businesses are delivering strong results - Sempra Energy Trading recorded its most profitable quarter ever -- and our California utilities continue to exceed their authorized rates of return, and provide substantial earnings and cash flow to the corporation," said Stephen L. Baum, vice chairman, president and chief operating officer of Sempra Energy.

Energy Delivery Services
     During the quarter, revenues for Southern California Gas Company (SoCalGas) and San Diego Gas & Electric (SDG&E) increased 9 percent to $1.2 billion from $1.1 billion in 1999.
     SoCalGas recorded net income of $50 million in the first quarter 2000, up from $47 million in 1999's first quarter, primarily due to lower operating expense.
     Net income for SDG&E in the first quarter was $52 million, compared to $53 million for the same period in 1999. The decline in net income was due primarily to regulatory changes effective in mid-1999 related to California's electric industry restructuring, offset by the elimination of a regulatory balancing account. With the elimination of the balancing account, SDG&E's net income now fluctuates with changes in natural gas demand, due to seasonal and other factors. During the first quarter 2000, this resulted in a $14 million increase in net income. This was based on a timing difference that likely will reverse later in the year.

Parent Company and New Business Activities
     In the first quarter of 2000, net income for Sempra Energy's non-utility and new-business operations -- including Sempra Energy Trading, Sempra Energy International, Sempra Energy Solutions, Sempra Energy Financial, Sempra Energy Resources and the parent company - rose to $11 million from a loss of $1 million in the first quarter 1999.
     The weighted average number of common shares outstanding (diluted) for the first quarter was 228.4 million, down from 237.4 million for the same period in 1999. During the quarter, Sempra Energy repurchased 36.1 million shares of common stock at $20 per share through a Dutch Auction self-tender offer that closed Feb. 25, 2000, financed by $700 million of long-term debt and trust preferred securities. In addition, following the Dutch Auction, Sempra Energy's board of directors authorized the repurchase of as much as $100 million in common shares on the open market or in privately negotiated transactions; however, no shares have been repurchased yet through this program.
-more-

Energy Trading
     Based on rapid growth in its new European trading operations and price volatility in energy markets, Sempra Energy Trading's net income grew to $18 million in the first quarter 2000 from $1 million in the year-earlier period. Daily physical trading volumes increased 40 percent to 8.1 billion cubic feet (bcf) of natural gas during the quarter, up from 5.8 bcf during the same period last year. The company now is operating out of three offices in Europe -- London, Dusseldorf, Germany, and Olso, Norway - and is a leading trader of Brent crude oil.

International Operations
     Sempra Energy International's net income grew to $5 million in the first quarter 2000, from a loss of $6 million during the same quarter last year, due primarily to the profit contributions of Chilquinta Energia and Luz del Sur. Sempra Energy International jointly acquired these two South American electric distribution utilities with PSEG Global in mid-1999. In Mexico, where the company is developing three gas distribution utilities and a gas transmission pipeline, Sempra Energy International expanded its customer base by 18 percent during the quarter.

Retail Energy Services
     Sempra Energy's retail energy service marketing operations recorded a start-up loss of $6 million in the first quarter 2000, compared to a loss of $4 million during the same period last year. These operations are concentrated primarily in Sempra Energy Solutions, which markets integrated solutions to commercial and industrial customers, and Energy America, which sells gas and electricity to residential and small-business customers. Sempra Energy Solutions is narrowing its focus to four regional markets - the Northeast, Upper Midwest, Gulf Coast and West - that have a combined market potential of $80 billion for commercial and industrial retail energy services.
     During the quarter, Sempra Energy Solutions won a $25 million contract to build and operate the central energy plant for Houston's new Astrodomain sports complex, as well as a three-year, multimillion-dollar contract to provide energy-efficiency services to facilities associated with Premier Inc., a purchasing alliance serving 1,800 non-profit hospitals and health-care systems nationwide.
-more-

Technology Ventures and Other Operations
Earlier this month, Sempra Energy launched its first communications venture through Sempra Communications, a new subsidiary created to capitalize on the convergence between the communications and energy industries. Sempra Communications is part of a group of 12 pipeline and communications companies that are investing in Aerie Networks, a new, national broadband fiber-optic network. Sempra Communications will acquire and contribute the communication rights needed to build and operate portions of the network located in Southern California.
     Sempra Energy Financial, which has tax-advantaged investments in affordable-housing limited partnerships representing approximately 1,250 properties throughout the United States, Puerto Rico and the Virgin Islands, had net income of $8 million in the first quarter 2000, compared to $7 million for the same period in 1999.
     Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 12,000 employees and annual revenues of $5.4 billion. Through its eight principal subsidiaries -
- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- Sempra Energy serves more than 9 million customers in the United States, Europe, Canada, Mexico and South America.
# # #

     This press release contains statements that are not historical fact and constitute projections, forecasts or forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause the company's future results to differ materially from those expressed in these statements. Many of the factors that will determine these results are beyond the company's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties, include, among others: national, international, regional and local economic, competitive and regulatory conditions and developments; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; technological developments; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 1999, which has been filed with the Securities and Exchange Commission and is available through the EDGAR system without charge at its Web site, www.sec.gov.

SEMPRA ENERGY                                                    Table A
CONSOLIDATED INCOME STATEMENT (Unaudited)
                                                     Three Months Ended
                                                          March 31
                                                     ------------------
In Millions of Dollars, Except Per-Share Amounts        2000     1999
-----------------------------------------------------------------------
Revenues
Utility:
  Natural Gas                                        $     821 $    698
  Electric                                                 349      360
Other                                                      296      133
                                                     ------------------
                            Total                        1,466    1,191
                                                     ------------------
Expenses
Cost of natural gas distributed                            390      291
Electric fuel and net purchased power                      133      101
Operating expenses                                         499      389
Depreciation and amortization                              134      142
Franchise payments and other taxes                          51       45
Preferred dividends by subsidiaries                          3        3
Trust preferred distributions by subsidiaries                2        -
                                                     ------------------
                            Total                        1,212      971
                                                     ------------------
Income Before Interest and Income Taxes                    254      220
Interest expense                                            73       58
                                                     ------------------
Income Before Income Taxes                                 181      162
Income taxes                                                68       63
                                                     ------------------
Net Income                                           $     113 $     99
                                                     ==================
Weighted-Average Shares Outstanding (Basic)*           228,291  237,065
                                                     ==================
Weighted-Average Shares Outstanding (Diluted)*         228,371  237,408
                                                     ==================
Net Income Per Share of Common Stock (Basic)         $    0.49 $   0.42
                                                     ==================
Net Income Per Share of Common Stock (Diluted)       $    0.49 $   0.42
                                                     ==================
Dividends Declared Per Common Share                  $    0.25 $   0.39
                                                     ==================
*In thousands of shares

KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)
                                                          March 31
                                                     ------------------
In Millions of Dollars, Except Per-Share Amounts        2000     1999
-----------------------------------------------------------------------
Short-Term Debt                                       $     -   $    38
Current Portion of Long-Term Debt                          153      349
Long-Term Debt                                           3,349    2,762
                                                     ------------------
                            Total Debt                   3,502    3,149
Preferred Stock of Subsidiaries                            204      204
Mandatorily Redeemable Trust Preferred Securities          200        -
Common Equity                                            2,400    2,921
                                                     ------------------
                            Total Capitalization      $  6,306  $ 6,274
                                                     ==================
Debt to Total Capitalization                                56%      50%
Book Value per Share                                  $  11.92  $  12.32
Cash and Cash Equivalents                             $    640  $    622

SEMPRA ENERGY                                             Table B

EARNINGS (Unaudited)
                                     Three Months Ended
                                          March 31
In Millions of Dollars,             -------------------
Except Per-Share Amounts               2000      1999    Change
-----------------------------------------------------------------
Delivery Services
 SoCal Gas                          $    50   $    47  $    3
 SDG&E                                   52        53      (1)
                                    -----------------------------
    Subtotal                            102       100       2

Energy Trading                           18         1      17
International                             5        (6)     11
Generation                                -         1      (1)
Retail Services                          (6)       (4)     (2)
Technology Ventures                      (2)       (2)      -
Financial                                 8         7       1
Parent and Other                        (12)        2     (14)
                                    -----------------------------
    Subtotal                             11        (1)     12
                                    -----------------------------
    Total Net Income                $   113   $    99  $   14
                                    =============================

Shares Outstanding (Diluted)        228,371   237,408
                                    ------------------
Earnings per Share                  $  0.49   $  0.42  $ 0.07
                                    =============================

FINANCIAL HIGHLIGHTS (Unaudited)
                                              Three Months Ended
                                                   March 31
                                              -------------------
                                                  2000     1999
-----------------------------------------------------------------
Utility Capital Expenditures (in millions)
  SoCalGas                                   $      40   $     32
  SDG&E                                      $      65   $     42

Authorized Return on Common Equity
  SoCalGas                                         11.60%  11.60%
  SDG&E                                            10.60%  11.60%

Achieved Return on Common Equity (annualized)
  SoCalGas                                         15.60%  13.93%
  SDG&E                                            16.76%  18.59%
  Sempra                                           16.78%  13.58%